EXHIBIT 11

                         Washington Trust Bancorp, Inc.
                        Computation of Per Share Earnings
                  For the Periods Ended March 31, 2000 and 1999

Three months ended March 31,                             2000                             1999
------------------------------------------ ----------------------------------- -----------------------------
(In thousands, except per share amounts)        Basic            Diluted            Basic         Diluted
                                           ----------------- ----------------- ---------------- ------------
Net income                                       $2,923           $2,923            $2,744           $2,744
Share amounts:
   Average outstanding                         10,925.4         10,925.4          10,801.1         10,801.1
   Common stock equivalents                           -            158.3                 -            274.9
-------------------------------------- ----------------- ---------------- ----------------- ----------------
   Weighted average outstanding                10,925.4         11,083.7          10,801.1         11,076.0
-------------------------------------- ----------------- ---------------- ----------------- ----------------
Earnings per share                                 $.27             $.26              $.25             $.25
-------------------------------------- ----------------- ---------------- ----------------- ----------------
